Exhibit 99.1

China Century Dragon Media, Inc. Announces Receipt of NYSE Amex Panel Decision

BEIJING, June 17, 2011 /PRNewswire-Asia-FirstCall/ -- China Century Dragon Media, Inc. (NYSE Amex: CDM) (the "Company") today announced that, following a hearing before a Listing Qualifications Panel (the "Panel") of the Committee on Securities of the NYSE Amex LLC (the "Exchange") on June 10, 2011, the Panel has denied the Company’s request for continued listing and, consequently, the Exchange will suspend the Company’s listing effective with the open of business on Friday, June 17, 2011.  The Company intends to appeal the Panel’s determination to the Exchange’s full Committee on Securities; however, the Company’s stock will remain suspended on the Exchange pending the appeal.  In the event the Company’s appeal is not successful, the Company’s securities would be delisted from the Exchange.  There can be no assurance that the Company’s appeal will be successful.

Upon suspension from the Exchange, the Company’s common stock will be eligible to trade in the "grey market" where securities that are not listed, traded or quoted on any U.S. stock exchange, the OTC Bulletin Board or OTC Link are found.  Grey market trades are reported by broker-dealers to their Self Regulatory Organization ("SRO") and the SRO distributes the trade data to market data vendors and financial websites, such as Yahoo!® Finance, so investors can track price and volume.   The Company’s stock is not immediately eligible for trading on the over-the-counter (OTC) market due to the fact that trading in the Company’s stock was previously halted on the Exchange.

The Company remains committed to executing on the compliance plan it presented to the Exchange. The Special Investigation Committee, with the support and cooperation of the Company and the assistance of its independent legal counsel and forensic accounting advisors, is focused on completing the investigation and subsequent audit process so that any concerns about the Company raised in connection with the resignation of the Company’s former audit firm, MaloneBailey LLP, can be refuted or otherwise properly addressed and the Company can provide accurate and complete financial information to its shareholders and the investing public as soon as possible.

About China Century Dragon Media, Inc.

China Century Dragon Media is a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television ("CCTV"), the state television broadcaster of China and China’s largest television network. The Company purchases, repackages and sells advertising time on certain of the nationally broadcast television channels of CCTV. The Company assists its customers in identifying the most appropriate advertising time slots for their television commercials based on the customer's advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "anticipates" or similar expressions. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions. Such risks and uncertainties include, but are not limited to, the Company’s ability to complete an internal investigation in a timely manner; the discovery of additional issues related to the Company’s accounting records which may extend the investigation; the ability to engage a new independent auditor and file its Form 10-K for the year ended December 31, 2010 within a reasonable period; the Company’s inability to adequately respond to the SEC’s investigation orders; the Company’s inability to efficiently deploy resources to manage the process or complete it on a timely basis; adverse capital and credit market conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Annual Report filed with the SEC on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact:
George Duan
CFO and Corporate Secretary
US Cell: 224-208-8855
george@ss.ad.com